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                                                                    EXHIBIT 99.1

                             STANDARD PACIFIC CORP.

                           1997 STOCK INCENTIVE PLAN

Section 1.  Purpose of Plan

     The purpose of this 1997 Stock Incentive Plan ("Plan") of Standard Pacific Corp., a Delaware corporation (the "Company"), is to enable the Company and its subsidiaries to attract, retain and motivate their employees and nonemployee directors by providing for or increasing the proprietary interests of such employees and nonemployee directors in the Company.

Section 2.  Persons Eligible under Plan.

     Any person who is an employee of the Company or any of its subsidiaries, and any Director of the Company whether or not an employee of the Company (each, a "Participant"), shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder.

Section 3.  Awards.

     (a) The Administrator (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that by its terms, involves or might involve the issuance of (i) shares of common stock, par value $.01 per share, of the Company ("Common Shares"), (ii) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Shares, or (iii) any other security or benefit with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award." The Administrator may authorize an officer or officers to execute any or all agreements memorializing any grant of an Award by the Administrator under this Plan.

     (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

     (c) Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Administrator, including, without limitation, services rendered by the recipient of such Award.

     (d) Subject to the provisions of this Plan, the Administrator, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

          (i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

              (A) the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property,
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              (B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award, or

              (C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee;

          (ii) a provision accelerating the receipt of benefits pursuant to such Award upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

          (iii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "Incentive Stock Option").

Section 4.  Stock Subject to Plan.

     (a) The maximum number of Common Shares that may be issued pursuant to Incentive Stock Options granted under this Plan is two million (2,000,000), subject to adjustment as provided in Section 7 hereof.

     (b) The aggregate number of Common Shares subject to Awards granted during any calendar year to any one Participant (including the number of shares involved in Awards having a value derived from the value of Common Shares) shall not exceed 400,000; provided, however, that the limitations set forth in this
Section 4(b) shall not apply if such provision is not required in order for Awards to qualify as "Performance Based Compensation" under Section 162(m) of the Internal Revenue Code. Further such aggregate number of shares shall be subject to adjustment under Section 7 hereof only to the extent permitted by
Section 162(m) of the Internal Revenue Code.

     (c) The maximum number of Common Shares that may be issued pursuant to all Awards (including Incentive Stock Options) granted under this Plan, other than Common Shares that are issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of such Awards, is two million (2,000,000), subject to adjustment as provided in Section 7 hereof (such maximum number, as so adjusted, shall be referred to herein as the "Share Limitation").

     (d) No Award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Common Shares issuable at any time pursuant to such Award, plus (ii) the number of Common Shares that have previously been issued pursuant to Awards granted under this Plan, other than Common Shares that have been issued pursuant to Awards and subsequently reacquired by the Company pursuant to the terms and conditions of such Awards, plus (iii) the maximum number of Common Shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limitation.

Section 5.  Duration of Plan.

     No awards shall be granted under this Plan after March 6, 2007. Although Common Shares may be issued after March 6, 2007 pursuant to Awards granted prior to such date, no Common Shares shall be issued under this Plan after March 6, 2017.

Section 6.  Administration of Plan.

     (a) This Plan shall be administered, at the election of the Board of Directors of the Company (the "Board"), by either (i) the Board or (ii) a committee (the "Committee") of the Board consisting of two or more directors, each of whom: (A) is a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time

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to time, and (B) is an "outside director" within the meaning of Section 162(m)
of the Internal Revenue Code, as such code provision is amended from time to time. The Board or, if the Board authorizes the Committee to act as the administrator of the Plan hereunder, the Committee, is sometimes referred to herein as the "Administrator."

     (b) Subject to the provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

          (i) adopt, amend and rescind rules and regulations relating to this Plan;

          (ii) determine which persons meet the requirements of Section 2 hereof for eligibility under this Plan and to which of such eligible persons, if any, Awards shall be granted hereunder;

          (iii) grant Awards to eligible persons and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

          (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

          (v) interpret and construe this Plan and the terms and conditions of any Award granted hereunder.

Section 7.  Adjustments.

     If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Administrator shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan.

Section 8.  Amendment and Termination of Plan.

     The Board may amend or terminate this Plan at any time and in any manner; provided, however, that no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

Section 9.  Effective Date of Plan.

     This Plan shall be effective as of March 6, 1997, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.


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